As filed with the Securities and Exchange Commission on June 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Flutter Entertainment plc

(Exact name of registrant as specified in its charter)

Ireland	98-1782229
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

290 Park Ave South, 14th Floor New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Flutter Entertainment plc 2024 Omnibus Equity Incentive Plan

(Full title of the plan)

Peter Jackson

Chief Executive Officer

Flutter Entertainment plc

290 Park Ave South, 14th Floor

New York, New York, 10010

(Name and address of agent for service)

(646) 930-0950

(Telephone number, including area code, of agent for service)

Copies to:

Joshua Ford Bonnie Jonathan R. Ozner Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001 (202) 636-5500	Pádraig Ó Ríordáin Chief Legal Officer Flutter Entertainment plc 290 Park Ave South, 14th Floor New York, New York, 10010 (646) 930-0950

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 (the “Registration Statement”) is to register the offer and sale of the ordinary shares, nominal value of €0.09 per share (the “Shares”), authorized under the Flutter Entertainment plc 2024 Omnibus Equity Incentive Plan (the “Plan”) previously disclosed in Flutter Entertainment plc’s (the “Registrant”) Registration Statement on Form 20-F and Annual Report on Form 10-K, which has now become effective. As provided in the Plan, 1,770,000 Shares are available for issuance thereunder, less one Share for every Share that is subject to an award granted following the effective date of the Plan under any of the Registrant’s prior plans, including (i) the Flutter Entertainment plc 2015 Deferred Share Incentive Plan, (ii) the Flutter Entertainment plc 2015 Long Term Incentive Plan, (iii) the Flutter Entertainment plc 2015 Medium Term Incentive Plan, (iv) the Flutter Entertainment plc 2016 Restricted Share Plan, (v) the Flutter Entertainment plc 2022 Supplementary Restricted Share Plan, (vi) the Flutter Entertainment plc 2023 Long Term Incentive Plan, (vii) the Flutter Entertainment plc Sharesave Scheme, (viii) the FanDuel Group Value Creation Plan, (ix) the TSE Holdings Ltd FanDuel Group Value Creation Option Plan, (x) the Junglee Games Inc. Management Equity Plan and (xi) the TSG 2015 Equity Incentive Plan dated June 22, 2015 (as amended and restated on May 10, 2018). Additionally, to the extent an award under the Plan (or an award granted under one of the aforementioned legacy plans after the effective date of the Plan) (i) is forfeited, or otherwise expires, terminates or is canceled without the issuance of all Shares subject thereto, (ii) is settled other than wholly by issuance of Shares (including cash settlement) or (iii) Shares are surrendered or tendered to the Registrant in payment of any taxes withheld in respect of any award, then, in each such case, the number of Shares subject to such award will become available again for grant under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The reports or documents listed below have been filed with the Commission by the Registrant and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 26, 2024;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the Commission on May 14, 2024;

(c) the Registrant’s Current Reports on Form 8-K filed with the Commission on March  1, 2024 (except for Item 7.01), March  15, 2024 (except for Item 7.01), April  16, 2024, April 17, 2024, April  29, 2024, May  1, 2024 (except for Item 7.01), and June 5, 2024; and

(d) the description of the Registrant’s securities contained in Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of Ireland.

Irish law strictly prohibits an Irish company from indemnifying its directors, company secretary or other officers where they have acted negligently, in default, in breach of duty or in breach of trust. Notwithstanding this prohibition, an Irish company may confer an indemnity on its directors and officers which permits the company to pay the costs of the directors, company secretary or other officer who has successfully defended a civil or criminal action, or where a court has granted relief on the basis that the director, company secretary or other officer acted honestly and reasonably and ought to be excused. Any provision for indemnification to a greater extent than is permitted under Irish law is void, whether contained in a constitution or any contract between the director and the Irish company. This restriction does not apply to executives who are not the Irish company’s directors, the company secretary or other officers.

Under Irish law, shareholders may not agree to exempt a director or other officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

Pursuant to the Registrant’s Memorandum and Articles of Association (the “Articles of Association”), the Registrant’s directors, secretary and other officers are entitled to be indemnified by the Registrant to the extent permitted by Irish law. The Registrant has also entered into customary indemnification arrangements with its directors, company secretary and certain officers of the Registrant and its subsidiaries which comply with Irish law. However, as to the Registrant’s directors and company secretary, this indemnity is limited by the Companies Act 2014 of Ireland (the “Irish Companies Act”), which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director, company secretary or other officer (within the meaning of the Irish Companies Act) for any negligence, default, breach of duty or breach of trust where judgment is given in favor of the director, company secretary or other officer in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director, company secretary or other officer acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors, company secretary or other officers over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its Articles of Association or any contract between the company and the director, company secretary or other officer. This restriction does not apply to persons who would not be considered “officers” within the meaning of the Irish Companies Act.

The Registrant is permitted under the Articles of Association and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers, employees and agents. In order to attract and retain qualified directors and officers, the Registrant maintains customary directors’ and officers’ liability insurance and other types of comparable insurance. One of the Registrant’s subsidiaries has entered into indemnification agreements with each of the Registrant’s directors and certain officers that will provide for indemnification to the fullest extent permitted under the Business Corporations Act (Ontario) and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Exhibit No.	Description

3.1	Memorandum and Articles of Association of Flutter Entertainment plc (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 1, 2024).

4.1*	Rules of the Flutter Entertainment plc 2024 Omnibus Equity Incentive Plan (including the Non-Employee Sub-Plan), effective as of June 25, 2024.

5.1*	Opinion of Arthur Cox LLP, counsel to the Registrant, regarding the legality of the securities being offered hereby (including consent).

23.1*	Consent of KPMG, independent registered public accounting firm for the Registrant.

23.2*	Consent of Arthur Cox LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland on the 26th day of June, 2024.

Flutter Entertainment plc

By:	/s/ Peter Jackson
Name: Peter Jackson
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Peter Jackson and Edward Traynor as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of June, 2024:

	Name	Title
By:	/s/ Peter Jackson	Chief Executive Officer and Executive Director
	Peter Jackson	(Principal Executive Officer)

By:	/s/ Robert Coldrake	Chief Financial Officer
	Robert Coldrake	(Principal Financial Officer and Principal Accounting Officer)

By:	/s/ John Bryant	Chair
	John Bryant	and Flutter’s authorized representative in the United States

By:	/s/ Holly Keller Koeppel	Senior Independent Director
Holly Keller Koeppel

By:	/s/ Nancy Cruickshank	Non-Executive Director
Nancy Cruickshank

By:	/s/ Nancy Dubuc	Non-Executive Director
Nancy Dubuc

By:	/s/ Alfred F. Hurley, Jr.	Non-Executive Director
Alfred F. Hurley, Jr.

By:	/s/ Carolan Lennon	Non-Executive Director
Carolan Lennon

By:	/s/ Atif Rafiq	Non-Executive Director
Atif Rafiq